                                                                    [HAYES LOGO]
NEWS RELEASE


CONTACT:            LEE ANN WELSH
                    FRANCO PUBLIC RELATIONS GROUP
                    (313) 567-5087

HAYES WHEELS COMPLETES $425 MILLION
ACQUISITION OF LEMMERZ HOLDING                            FOR IMMEDIATE RELEASE


         ROMULUS, Mich., June 30, 1997 -- Hayes Wheels International, Inc. (NASDAQ: HAYS) announced today that it has completed its previously announced acquisition of Lemmerz Holding GmbH, Europe's leading full-line wheel supplier. As a result of the transaction, Lemmerz has become a wholly owned subsidiary of Hayes Wheels and, pending shareholder approval later this year, the combined company will be renamed Hayes Lemmerz International, Inc.

         "We are now a $1.4 billion company that serves every major OEM in North America, Europe and Japan, and we hold market leadership in each market we supply," said Ron Cucuz, chairman and chief executive officer of Hayes Wheels. "The synergies expected from combining the two companies will provide additional opportunities for growth in sales and profits and will expand our position as a leading supplier of wheels and brake products to the worldwide transportation industry."

FOR:  HAYES WHEELS INTERNATIONAL                                        Page Two


         To finance the transaction, Hayes increased its total senior secured credit facilities from $640.5 million to $740.5 million. Canadian Imperial Bank of Commerce acted as Administrative Agent and Merrill Lynch Capital Corporation as Documentation Agent on the bank financing. Hayes also issued $250 million in 9 1/8% percent senior subordinated notes due 2007. In addition, Lemmerz shareholders will receive shares of Hayes preferred stock which will automatically convert into 5.0 million shares of Hayes common stock upon receipt of shareholder approval. The total transaction is valued at approximately $425 million.

         Hayes also announced that its consent solicitation with respect to proposed amendments to the Indenture governing its 11% Senior Subordinated Notes due 2006 expired today at 11:00 a.m., New York City time. Hayes indicated that it had received consents from the holders of approximately $178 million aggregate principal amount of the notes, which was sufficient to approve the proposed amendments. As a result of the consummation of the Lemmerz acquisition, the amendments to the indenture have become operative.

         A privately owned company based in Konigswinter, Germany, Lemmerz designs and produces steel and aluminum wheels for automobiles and heavy-duty vehicles.

         Hayes Wheels International is a world leader in the design, engineering and manufacture of steel and aluminum wheels and brake drums and rotors for the automotive and commercial highway markets in North America, Europe and Asia.

                                      -30-